Exhibit 10.2

Department: Executive Office	Policy Number:
Date Issued: 11-17-2006	Supersedes Number: Original
Prepared By: General Counsel/VP Human Resources
Approved By:
TriMas Compensation Committee
Title: EXECUTIVE SEVERANCE/CHANGE OF CONTROL POLICY

Scope:                                                            This policy applies to the following Executive Officers (“Executives”) of TriMas Corporation (“TriMas” or the “Company”): President/Chief Executive Officer; Chief Financial Officer; Vice President - Human Resources; Vice President — Finance and Treasurer; Corporate Secretary and General Counsel; the Reporting Segment Presidents, where such positions exist (but, not the business unit presidents); and such other officers as may be determined by the TriMas Board of Directors (the “Board”).

Purpose:                                               To detail what compensation and benefits, if any, are due to an Executive upon an Executive’s separation of employment with the Company.

Policy:                                                          Executive is an at-will employee whose employment may be terminated by Executive or TriMas at any time for any reason. Upon termination, this policy shall govern the rights and responsibilities of the parties.  In connection with this policy, Executive will devote full business time and efforts to the performance of Executive’s duties and responsibilities for the Company; provided that this policy does not preclude Executive from engaging in charitable and community affairs or managing any passive investment (i.e., an investment with respect to which Executive is in no way involved with the management or operation of the entity in which Executive has invested) to the extent that such activities do not conflict with the Executive’s duties; and further provided,  that Executive shall not, without the prior approval of the Board, serve as a director or trustee of any other corporation, association or entity, or own more than two percent (2%) of the equity of any publicly traded entity

1. Termination Without Cause or for Good Reason

If the Executive’s employment is terminated by the Company for any reason other than Cause, Disability or Death, or if employment is terminated by Executive for Good Reason then the Company shall provide the Executive the following severance benefits:

       A. President / Chief Executive Officer

(A)      Base salary continuation for twenty-four (24) months at Executive’s annual base salary rate in effect on the date of termination, subject to all applicable withholding and reporting requirements, and paid in accordance with usual Company payroll practices;

(B)        Payment of accrued, but unused vacation;

(C)        Annual Value Creation Plan (AVCP) bonus payments equal to one (1) year’s bonus at Executive’s target bonus level in effect on the date of termination.  The AVCP payments will be paid in equal installments over the twenty-four month period subject to applicable withholding and reporting requirements.  In addition, Executive shall receive the AVCP bonus payment for the most recently completed bonus term if a  bonus has been declared for Executive but not paid, and a pro rata bonus for the year of termination through the termination date based on Executive’s target bonus level;

(D)       Any unvested equity awards Executive may have received under the 2002 Long Term Equity Incentive Plan shall immediately vest upon the termination date and otherwise be exercisable consistent with the terms of such plan. Any unvested  equity awards Executive may have received under any subsequently issued equity plan shall immediately vest upon termination in an amount equal to the number of awards that would have vested as of  the next occurring anniversary date of such equity award adjusted pro rata in accordance with the termination date, and otherwise be exercisable consistent with the terms of such plan;

(E)         Continuation of medical benefits under Company group benefits (including health, dental, vision, EAP and prescription plans), as defined by the plan documents, until the earlier of twenty-four (24) months following Executive’s termination of employment or date in which Executive becomes eligible to receive any medical benefits under any plan or program of any other employer; provided Executive timely elects to continue health care coverage under COBRA and subject to the Company’s COBRA policies. Executive will be responsible for payment of the COBRA premium equal to the employee portion of the premium that Executive would have paid if Executive continued to be a Company employee and Company will pay the employer portion.   At Company’s discretion, Company may purchase individual medical policies or pay any remaining portion of a premium cost under this item through a lump sum or in monthly payments, provided that Company’s premium obligation shall not exceed the employer portion of the COBRA premium equivalent in any given month;

(F)         Executive level outplacement services until the earlier of twelve (12) months following Executive’s termination of employment or date on which Executive is employed by a subsequent employer; and

(G)  Except for the benefits stated above, Executive’s participation in all other Company benefits shall cease as of the  termination date and otherwise be governed by the terms of the plans, if any, applicable to such benefits.

B.    Executives, Excluding President /Chief Executive Officer

(A)      Base salary continuation for twelve (12) months at Executive’s annual base salary rate in effect on the date of termination, subject to all applicable withholding and reporting requirements and  shall be paid in accordance with usual Company payroll practices;

(B)        Payment of accrued, but unused vacation;

(C)        Annual Value Creation Plan (AVCP) bonus payments equal to one (1) year bonus at Executive’s target bonus level in effect on the date of termination.  The AVCP payments will be paid in equal installments over the twelve month period subject to applicable withholding and reporting requirements.  In addition, Executive shall receive the AVCP bonus payment for the most recently completed bonus term if a  bonus has been declared for Executive but not paid, and a pro rata bonus for the year of termination through the termination date based on Executive’s target bonus level;

(D)       Any unvested equity awards Executive may have received under the 2002 Long Term Equity Incentive Plan shall immediately vest upon the termination date and otherwise be exercisable consistent with the terms of such plan. Any unvested  equity awards Executive may have received under any subsequently issued equity plan shall immediately vest upon termination in an amount equal to the number of awards that would have vested as of  the next occurring anniversary date of such equity award adjusted pro rata in accordance with the termination date, and otherwise be exercisable consistent with the terms of such plan;

(E)         Continuation of medical benefits under Company group benefits (including health, dental, vision, EAP and prescription plans), as defined by the plan documents, until the earlier of twelve (12) months following Executive’s termination of employment or date in which Executive becomes eligible to receive any medical benefits under any plan or program of any other employer; provided the Executive timely elects to continue health care coverage under COBRA and subject to the Company’s COBRA policies. Executive will be responsible for payment of the COBRA premium equal to the employee portion of the premium that Executive would have paid if Executive continued to be a Company employee and Company will pay the employer portion.   At Company’s discretion, Company may purchase individual medical policies or pay any remaining portion of a premium cost under this item through a lump sum or in monthly payments, provided that Company’s premium obligation shall not exceed the employer portion of the COBRA premium equivalent in any given month;

(F)         Executive level outplacement services until the earlier of twelve (12) months following the Executive’s termination of employment or date on which the Executive is employed by a subsequent employer; and

(G)        Except for the benefits stated above, Executive’s participation in all other Company benefits shall cease as of the  termination date and otherwise be governed by the terms of the plans, if any, applicable to such benefits.

For purposes of this policy, “Good Reason” means:

•                                          A material and permanent diminution in Executive’s duties or responsibilities;

•                                          A material reduction in aggregate value of base salary and bonus opportunity or material reduction in aggregate value of other benefits provided to Executive by the Company; or

•                                          A permanent reassignment of Executive to another primary office, or relocation of the Company office of more than 35 miles distance from current office location.

Executive must notify the Company of Executive’s  intention to invoke termination for Good Reason within one hundred twenty (120) days after the Executive has knowledge of such event and provide the Company fifteen (15) days opportunity for cure or such event shall not constitute Good Reason under this policy.  Executive may not invoke termination for Good Reason if Cause exists at the time of such termination.

2. Voluntary Termination by Executive

If Executive terminates employment with the Company without Good Reason, then the Company shall pay Executive his accrued base salary through the date of termination; earned but unused vacation compensation and the AVCP award for the most recently completed year if an award has been declared for such year but not paid.  The accrued salary and vacation time shall be paid the next normal payroll following termination of employment and the AVCP award paid in accordance with the terms of the plan. Except for the benefits stated above, Executive’s participation in all other Company benefits shall cease as of the  termination date and otherwise be governed by the terms of the plans, if any, applicable to such benefits.

3. Termination for Cause

If the Company terminates Executive with Cause or if Executive terminates employment with the Company without Good Reason, then the Company shall pay Executive his accrued base salary through the date of termination, plus earned but unused vacation compensation.  Executive shall not be entitled to payment of any AVCP award, whether declared and unpaid for any prior year,  for any portion of the year in which the termination occurs or otherwise.  The accrued salary and vacation time shall be paid within ten (10) days of termination of employment.  For purposes of this policy,  “Cause” shall mean:

•                                          Executive’s conviction of or plea of guilty or nolo contendere to a crime constituting a felony under the laws of the United States or any jurisdiction in which the Company conducts business;

•                                          Executive’s willful and continued misconduct in the performance of his duties to the Company;

•                                          Executive’s willful and continued failure to follow directions of the Board  (or direct reporting executive); or

•                                          Executive’s willful and/or continued neglect of duties (other than incapacity due to physical or mental illness).

Cause shall only arise following ten (10) days written notice from the Company which specifically identifies the failure or neglect and the continuance of the failure or neglect during the notice period.  Failure of the Company to notify Executive after an occurrence will not preclude the Company from notifying Executive of a subsequent and like event.

4. Termination Following a Change of Control

If Executive’s employment with the Company terminates by reason of a Qualifying Termination (as defined in this section) within three (3) years after a Change in Control, then, in place of any other severance payment or other consideration and subject to all legal requirements, Company shall provide Executive the following separation benefits:

(A)      Lump sum equal to base salary for thirty six (36) months at Executive’s annual base salary rate in effect on the date of termination, subject to all applicable withholding and reporting requirements;

(B)        Lump sum for Annual Value Creation Plan bonus payments equal to three (3) years’ bonus at the target bonus level in effect on the date of termination, subject to applicable withholding and reporting requirements.  In addition, Executive shall receive the AVCP bonus payment for the most recently completed bonus term if a  bonus has been declared for Executive but not paid, and a pro rata bonus for the year of termination through the termination date based on Executive’s target bonus level;

(C)        Any unvested equity awards Executive may have received under any equity incentive plan shall immediately vest upon termination date and otherwise be exercisable consistent with the terms of such plan;

(D)       Continuation of medical benefits under Company group benefits (including health, dental and prescription plans), as defined by the plan documents, until the earlier of thirty six (36) months following Executive’s termination of employment or date in which Executive becomes eligible to receive any medical benefits under any plan or program of any other employer; provided Executive timely elects to continue health care coverage under COBRA and subject to the Company’s COBRA policies.  At Company’s discretion, Company may purchase individual medical policies or pay any remaining portion of a premium cost under this item through a lump sum or in monthly payments, provided that Company’s premium obligation shall not exceed the employer portion of the COBRA premium equivalent in any given month;

(E)         Executive level outplacement services until the earlier of twelve (12) months following the Executive’s termination of employment or date on which the Executive is employed by a subsequent employer; and

(F)  Except for the benefits stated above, Executive’s participation in all other Company benefits shall cease as of the  termination date and otherwise be governed by the terms of the plans, if any, applicable to such benefits.

Qualifying Termination shall be defined for purposes of this policy a termination of Executive’s employment with the Company for any reason other than:

•                                          Death;

•                                          Disability;

•                                          Cause (as defined in this policy); or

•                                          A termination by Executive without Good Reason, (as defined in this policy).

For purposes of this policy, “Change of Control” shall be defined as follows:

(i)                               “Change of Control,” with the two exceptions described below, shall have the same meaning as in the Indenture dated as of June 6, 2002 among the Company, each of the Guarantors named therein and the Bank of New York, as Trustee, relating to the 9 7/8% Senior Subordinated Notes due 2012 of Company, as in effect on the adoption of the Policy and regardless of whether or not such notes or Indenture are hereinafter discharged, defeased or repaid (the “Indenture”); and all defined terms used in such definition of Change of Control shall have the meanings ascribed thereto under the Indenture as well; provided that no acquisition by any employee benefit plan (or related trust) sponsored or maintained by Company or any of its subsidiaries shall result in a Change of Control hereunder.

(ii)                            Paragraph (2) of the Change of Control definition in the Indenture regarding liquidation or dissolution shall be excluded from the definition applied herein to conform with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).

(iii)                         To conform with Code Section 409A, the following provision shall control over the “Continuing Director” provision set forth in paragraph (4) of the Change of Control definition in the Indenture:  A Change of Control shall occur on the first day on which a majority of the members of the Board of Directors (“Board”) are not continuing Directors.  As of the date of determination, a “Continuing Director” means any member of the Board who (a) has been a member of the Board throughout the immediately preceding twelve (12) months, or (b) was nominated for election, or elected to the Board with the approval of the Continuing Directors who were members of the Board at the time of such nomination or election, or designated as a Director under the Stockholders Agreement.

5. Disability

If Executive is determined to be disabled under Section 223(d) of the Social Security Act, or any successor provision, and Executive is entitled to receive a disability benefit under such Act, or if Executive is unable to engage in any substantial activity due to medically determinable physical or medical impairment expected to result in death or to last for a continuous period of not less than twelve (12) months, or if due to any medically determinable physical or mental impairment expected to result in death or last for a continuous period not less than twelve (12) months, Executive has received income replacement benefits for a period of not less than three (3) months under a Company-sponsored accident and health plan, Company’s obligation to make payments shall, except for earned but unpaid base salary and AVCP bonus awards, cease on the first to occur of (i) the date that is six (6) months after such termination or (ii) the date Executive becomes entitled to benefits under a Company-provided long-term disability program.  Executive’s outstanding equity awards shall become 100% vested in the event of a disability termination hereunder.  Company may only terminate Executive on account of Disability after giving due consideration to whether reasonable accommodations can be made under which Executive is able to fulfill Executive’s job related duties.  The commencement date and expected duration of any physical or mental condition that prevents Executive from performing job related duties shall be determined by a medical doctor selected by Company.  Company may, in its discretion, require written confirmation from a physician of Disability during any extended absence. Except for the benefits stated above, Executive’s participation in all other Company benefits shall cease as of the date above on which Company’s obligation to make payments ceases and otherwise be governed by the terms of the plans, if any, applicable to such benefits.

6. Death

If Executive’s employment terminates due to Executive’s death, all obligations of Company to make any further payments, other than an obligation to pay any accrued but unpaid base salary to the date of death and any accrued but unpaid bonuses under AVCP to the date of death, shall terminate upon Executive’s death.  Executive’s outstanding equity awards shall become 100% vested in the event Executive’s employment is terminated due to death. In accordance with Company guidelines, Executive’s qualified dependents shall continue to receive medical benefits under Company group benefits (including health, dental, vision, EAP and prescription plans), as defined by the plan documents, for a period of thirty-six (36) months; provided a timely election to continue health care coverage under COBRA is made and subject to Company’s COBRA policies. Executive’s qualified dependents will be responsible for payment of the COBRA premium equal to the employee portion of the premium that Executive would have paid if Executive continued to be a Company employee and Company will pay the employer portion.   At Company’s discretion, Company may purchase individual medical policies or pay any remaining portion of a premium cost under this item through a lump sum or in monthly payments, provided that Company’s premium obligation shall not exceed the employer portion of the COBRA premium equivalent in any given month. Except for the benefits stated above, Executive’s participation in all other Company benefits shall cease as of the date of death and otherwise be governed by the terms of the plans, if any, applicable to such benefits.

7. Non-Competition; Non-Solicitation; Confidentiality

In consideration of the benefits provided under this policy, Executive shall comply with the following:

(a)                                  Acceptance of employment under this Policy and performance relative to this Policy are not in violation of any restrictions or covenants under the terms of any other agreements to which Executive is a party.

(b)                                 Executive acknowledges and recognizes the highly competitive nature of the business of Company and accordingly agrees that, in consideration of this Policy, the rights conferred hereunder, and any payment hereunder, while Executive  is employed by Company and for the duration of (i) any severance payments provided hereunder to Executive following the termination of Executive’s employment with Company, or (ii) twenty four (24) months following the termination of Executive’s employment with the Company if no severance payment is payable hereunder upon such termination (“Non-Compete Term”), Executive shall not engage, either directly or indirectly, as a principal for Executive’s own account or jointly with others, or as a stockholder in any corporation or joint stock association, or as a partner or member of a general or limited liability entity, or as an employee, officer, director, agent, consultant or in any other advisory capacity in any business other than Company or its subsidiaries which designs, develops, manufacturers, distributes, sells or markets the type of products or services sold, distributed or provided by Company or its subsidiaries during the one (1) year period prior to the date of employment termination (the “Business”); provided that nothing herein shall prevent Executive from owning, directly or indirectly, not more than five percent (5%) of the outstanding shares of, or any other equity interest in, any entity engaged in the Business and listed or traded on a national securities exchanges or in an over-the-counter securities market.

(c)                                  During the Non-Compete Term, Executive shall not (i) directly or indirectly employ or solicit, or receive or accept the performance of services by, any active employee of Company or any of its subsidiaries who is employed primarily in connection with the Business, except in connection with general, non-targeted recruitment efforts such as advertisements and job listings, or directly or indirectly induce any employee of Company to leave Company, or assist in any of the foregoing, or (ii) solicit for business (relating to the Business) any person who is a  customer or former customer of Company or any of its subsidiaries, unless such person shall have ceased to have been such a customer for a period of at least six (6) months.

(d)                                 Executive shall not at any time (whether during or after his employment with Company) disclose or use for Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Company and any of its subsidiaries, any trade secrets, information, data, or other confidential information of Company, including but not limited to, information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans or the business and affairs of Company generally, or of any subsidiary of Company, unless required to do so by applicable law or court order, subpoena or decree or otherwise required by law, with reasonable evidence of such determination promptly provided to Company.  The preceding sentence of this paragraph (d) shall not apply to information which is not unique to Company or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant.  Executive agrees that upon termination of employment with Company for any reason, Executive will return to Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies of these materials, in any way relating to the business of Company and its subsidiaries, except that Executive may retain personal notes, notebooks and diaries.  Executive further agrees that Executive will not retain or use for Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Company or its subsidiaries.

(e)                                  Although Executive and Company consider the restrictions contained in this Policy to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Policy is an unenforceable restriction against Executive, the provisions of this Policy shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any tribunal of competent jurisdiction finds that any restriction contained in this Policy is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(f)                                    In order to receive any of the benefits described in this Policy, Executive shall be required to execute an agreement pursuant to which Executive releases any claims Executive may have against Company and agrees to the continuing enforceability of the restrictive covenants of this Policy.

(g)                                 Executive will be required to surrender to Company all correspondence, documents, supplies, files, equipment, checks, and all other materials and records of any kind that are the property of Company or any of its subsidiaries or affiliates that are in the possession or under control of the Executive.

8. Miscellaneous provisions

A.            Payments Not Compensation

Any participation by Executive in, and any terminating distributions and vesting rights (other than previously defined) under, Company sponsored retirement or savings plans, regardless of whether such plans are qualified or non-qualified for tax purposes, shall be governed by the terms of those respective plans.  Any salary continuation or severance benefits shall not be considered compensation for purposes of accruing additional benefits under such plans.

B.            Timing of Payments

Notwithstanding any provision of this policy, if any amount payable under this policy is subject to Code Section 409(A), then the payment of such amount shall be restructured or delayed, as necessary, in a manner that preserves as far as practically possible the form and timing of the benefit and ensures the amount is paid in compliance with Section 409(A).  Any delayed payments shall be aggregated and paid in a lump sum as of the first day of the first permissible month of distribution.  Provided, however, that the Company does not by operation of this requirement assume responsibility for compliance with Section 409(A).  The Executive is responsible for any additional tax, interest or penalties under Section 409(A) arising out of payments under this Policy.

C.            Payment Process and Taxation Requirements

All payments made under this Policy will follow the legal and tax payment requirements outlined within the Appendix (A) of this Policy.

D.            Notices.

All notices or communications hereunder shall be in writing, addressed as follows:

To Company:                        TriMas Corporation
39400 Woodward Ave., Suite 130
Bloomfield Hills, MI  48304
Attn: Vice President, Human Resources

                                                with a copy to:

TriMas Corporation

39400 Woodward Ave., Suite 130

Bloomfield Hills, MI 48304

Attn: General Counsel

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third (3rd) business day after the actual date of mailing shall constitute the time at which notice was given.

       E.  Separability; Legal Fees

If any provision of this Policy shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions which shall remain in full force and effect.  In the event of a dispute by Company, Executive or others as to the validity or enforceability of, or liability under, any provision of this Policy, Company shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive if Executive prevails in the dispute resolution process.  If Executive does not prevail, Executive and Company shall be responsible for their respective legal fees and expenses.

       F.  ERISA Provisions

This Policy constitutes a “top hat” plan maintained primarily for a group of management or highly compensated employees and is exempted from most, but not all of the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  To the extent that ERISA applies, the ERISA provisions are set forth on Appendix B to the Policy.

G.  Dispute Resolution Governing Law

Any and all disputes arising under this Policy must be resolved in accordance with the TriMas Dispute Resolution Policy process, as set forth in the ERISA attachment on Appendix B to the Plan. To the extent not preempted by Federal law, this Policy and all disputes related to it shall be governed by Michigan law, without regard to conflict of law principles.

H.  Amendments and Termination

This Policy may be amended or terminated at any time by the Compensation Committee; provided, however, that no amendment or termination may adversely affect any Executive without the Executive’s prior written consent.  Notwithstanding the foregoing, the Compensation Committee may amend or terminate the Policy at any time following twelve (12) months’ written notice to any adversely affected Executive.

APPENDIX A
APPLICATION OF GOLDEN PARACHUTE LIMITATIONS

1.             Cap on Payments.

(a)                                       General Rules. The Code may place significant tax burdens on Executive and Company if the total payments made to Executive due to a Change of Control exceed prescribed limits.  In order to avoid this excise tax and the related adverse tax consequences for Company, by signing this Agreement, Executive will be agreeing that, subject to the exception noted below, the present value of Executive’s Total Payments will not exceed an amount equal to Executive’s Cap.

(b)                                      Special Definitions.  For purposes of this Section, the following specialized terms will have the following meanings:

(1)                        “Base  Period  Income”.  “Base  Period  Income” is an amount equal to Executive’s “annualized includable compensation” for the “base period” as defined in Sections 280G(d)(1) and (2) of the Code and the regulations adopted thereunder. Generally, Executive’s “annualized includable compensation” is the average of Executive’s annual taxable income from Company for the “base period,” which is the five calendar years prior to the year in which the Change of Control occurs. These concepts are complicated and technical and all of the rules set forth in the applicable regulations apply for purposes of this Agreement.

(2)                        “Cap” or “280G Cap”. “Cap” or “280G Cap” shall mean an amount equal to 2.99 times Executive’s “Base Period Income.”  This is the maximum amount which Executive may receive without becoming subject to the excise tax imposed by Section 4999 of the Code or which Company may pay without loss of deduction under Section 280G of the Code.

(3)                        “Total  Payments”.  The “Total Payments” include any “payments in the nature of compensation” (as defined in Section 280G of the Code and the regulations adopted thereunder), made pursuant to this Policy or otherwise, to or for Executive’s benefit, the receipt of which is contingent on a Change of Control and to which Section 280G of the Code applies.

(c)                                  Calculating the Cap and Adjusting Payments. If Company believes that these rules will result in a reduction of the payments to which Executive is entitled under this Agreement, it will so notify Executive as soon as possible. Company will then, at its expense, retain a “Consultant” (which shall be a law firm, a certified public accounting firm, and/or a firm of recognized executive compensation consultants) to provide an opinion or opinions concerning whether Executive’s Total Payments exceed the limit discussed above. Company will select the Consultant.  At a minimum, the opinions required by this Section must set forth the amount of Executive’s Base Period Income, the present value of the Total Payments and the amount and present value of any excess parachute payments.  If the opinions state that there would be an excess parachute payment, Executive’s payments under this Policy will be reduced to the Cap. Executive will be allowed to choose the payment that should be reduced or eliminated, but the payment Executive chooses to reduce or eliminate must be a payment determined by such Consultant to be includable in Total Payments.  Executive’s decision shall be in writing and delivered to Company within thirty (30) days of Executive’s receipt of such opinions. If Executive fails to so notify Company, Company will decide which payments to reduce or eliminate.  If the Consultant selected to provide the opinions referred to above so requests in connection with the opinion required by this Section, a firm of recognized executive compensation consultants selected by Company shall provide an opinion, upon which such Consultant may rely, as to the reasonableness of any item of compensation as reasonable compensation for services rendered before or after the Change of Control.  If Company believes that Executive’s Total Payments will exceed the limitations of this Section, it will nonetheless make payments to Executive, at the times stated above, in the maximum amount that it believes may be paid without exceeding such limitations. The balance, if any, will then be paid after the opinions called for above have been received.  If it is ultimately determined, pursuant to the opinion referred to above or by the Internal Revenue Service, that a greater payment should have been made to Executive, Company shall pay Executive the amount of the deficiency, together with interest thereon from the date such amount should have been paid to the date of such payment, at the rate set forth above, so that Executive will have received or be entitled to receive the maximum amount to which Executive is entitled under this Agreement.

(d)                                 Effect of Repeal.  In the event that the provisions of Sections 280G and 4999 of the Code are repealed without succession, this Section shall be of no further force or effect.

(e)                                  Exception.  The Consultant selected pursuant to Section 1(c) of Appendix A will calculate Executive’s “Uncapped Benefit” and Executive’s “Capped Benefit.”  The limitations of Section 1(a) of Appendix A shall not apply to Executive’s benefit if the Company reasonably determines that the amount of the Uncapped Benefit that would be retained by Executive, after payment of all applicable taxes by Executive, including excise tax (but not the amount of any excise tax arising from any payment under Section 2 of Appendix A), exceeds the Capped Benefit, after payment by Executive of all applicable taxes.  If the after tax amount of the Uncapped Benefit that would be retained by Executive is equal to or less than the after tax amount of the Capped Benefit that would be retained by Executive, then payments to Executive shall be adjusted, as necessary, so Executive’s Capped Benefit is not exceeded, as provided in Section 1(a) of Appendix A.  For this purpose, Executive’s “Uncapped Benefit” is the amount to which Executive would be entitled pursuant to Section 4 of the Policy, without regard to the limitations of Section 1(a) of Appendix A.  Executive’s “Capped Benefit” is the amount to which Executive would be entitled pursuant to Section 4 of the Policy after the application of the limitations of Section 1(a) of Appendix A.  In making this determination the Company shall use Executive’s total presumed taxes.  “Total presumed taxes” means all federal, state and local income taxes, excise taxes and employment taxes. Executive’s total presumed taxes shall be conclusively calculated using a combined tax rate equal to the sum of the maximum marginal federal and applicable state and local income tax rates and employment and excise tax rates.  The state tax rate for Executive’s principal place of residence will be used and no adjustments will be made for the deduction of state taxes on the federal return, any deduction of federal taxes on a state return, the loss of itemized deductions or exemptions, or for any other purpose.

2.             Payment of Excise Tax.

If the Cap imposed by Section 1(a) of Appendix A does not apply to Executive because of the exception provided by Section 1(e) of Appendix A, Company shall pay Executive an amount, in addition to the payments otherwise due hereunder, that is calculated to equal the amount of excise tax that Executive will incur under Section 4999 of the Code in connection with Total Payments and this payment under Section 2 of Appendix A.  This amount will be calculated by the Consultant and will paid by Company, less applicable tax withholdings, as soon as possible after the amount of the Uncapped Benefit is determined.  No adjustment shall be required if the actual amount of the excise tax is more or less than the amount calculated by the Consultant.  The Executive shall not be entitled to any tax “gross up” payments pursuant to this provision.

APPENDIX B
ERISA ATTACHMENT TO TRIMAS CORPORATION
EXECUTIVE SEVERANCE/CHANGE OF CONTROL POLICY

The TriMas Corporation Executive Severance/Change of Control Policy (the “Policy”), is intended to constitute an unfunded plan maintained primarily for the purpose of providing benefits for a select group of management or highly compensated employees under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Notwithstanding any contrary provisions in the Policy, the Policy is subject to the provisions set forth below.

1.             Plan Administrator and Named Fiduciary.  The Plan Administrator and Named Fiduciary of the Plan for purposes of ERISA shall be TriMas Corporation, or any successor thereto.  The address of the Plan Administrator is 39400 Woodward Avenue, Suite 130, Bloomfield Hills, MI  48304.  The Plan Administrator shall have absolute discretion to administer the Plan, including but not limited to questions of construction, interpretation and eligibility under the Plan.

2.             Claims Procedure.  Claims for benefits under the Policy shall be processed in accordance with the TriMas Corporation Alternative Dispute Resolution Policy (the “ADR Policy”), subject, however, to the modifications described below.

(a)           Mediation.  If an Executive is unable to resolve a dispute over benefits under the Policy through internal human resource channels, he or she must request mediation of the dispute.  The decision of the mediator shall be delivered to the Executive electronically or by mail within 90 days after the Executive’s request for mediation, unless circumstances require an extension.  The need for an extension shall be communicated to the Executive before the expiration of the initial 90 day period.  The extension may not exceed 90 days.

If the mediator denies the Executive’s claim for benefits, the mediator shall provide, in written or electronic form, a notice of a claim denial, which sets forth:

(1)                                  the specific reasons for the denial;

(2)                                  reference to specific provisions of the Policy upon which the denial is based;

(3)                                  a description of any additional material or information necessary for the Executive to perfect his or her claim, along with an explanation of why such material or information is necessary; and

(4)                                  an explanation of claim review procedures under the Policy and the time limits applicable to such procedures.

Any such claim denial notice shall be written in a manner that may be understood without legal or actuarial counsel.

(b)           Arbitration.

(1)                                  An Executive whose claim for benefits has been wholly or partially denied by the mediator may request arbitration of such denial.  The request for arbitration must be in written or electronic form, and delivered to the Plan Administrator within 60 days following the denial of the claim by the mediator.

The request should set forth the reasons why the Executive believes the denial of his or her claim is incorrect.  The Executive shall be entitled to submit such issues, comments, documents, or records as the Executive shall consider relevant to a determination of the claim, without regard to whether such information was submitted to or considered by the mediator. Prior to submitting such request, the Executive shall be provided, upon request and free of charge, reasonable access to, and copies of, such documents, records, and other information that are relevant to the claim.

(2)                                  The Executive may, at all stages of review, be represented by counsel, legal or otherwise, of his or her choice, provided that the fees and expenses of the Executive’s counsel shall be borne by the Executive.

(3)                                  The Plan Administrator’s decision with respect to any such review shall be delivered electronically or in writing to the Executive no later than 60 days following receipt by the Plan Administrator of the Executive’s request, unless special circumstances, such as the need to hold a hearing, require an extension of time for processing.  If an extension is needed, the Plan Administrator shall, before the end of the initial review period, give the Executive written notice of the special circumstances requiring the extension and the date by which he or she expects a decision will be rendered. In any event, the Plan Administrator must provide the Executive with written or electronic notification of the decision on review no later than 120 days after receipt of the Executive’s request.

In the case of an adverse benefit determination by the arbitrator, the notification shall set forth the information described in Section (a)(1) and (2) above, a statement that the Executive is entitled to receive, upon request and at no charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim, a description of any voluntary appeal procedure offered by the Policy, and the Executive’s right to obtain information about the appeals procedure.

(c)           Time Limits Affecting Jurisdiction.  The Plan Administrator shall not entertain a claim or a request for review unless it is filed timely in the manner specified by subsection (c) above, which is a condition precedent to obtaining review by the Plan Administrator.  The period of time within which the benefit determination, or an appeal of a benefit determination, is required to be made shall begin at the time the claim or appeal is filed and without regard to whether all the information necessary to make a determination accompanies the filing.  If the period of review is extended because of the Executive’s failure to submit all necessary information, the period for making the determination shall be tolled from the date the notice of extension is sent to the Executive to the date on which the Executive responds to the request.

(d)           TriMas Alternative Dispute Resolution Policy Process.  An arbitrator selected pursuant to the ADR Policy, as modified above, shall not have jurisdiction or authority to change, add to or subtract from any of the provisions of the Policy.  The arbitrator’s sole authority shall be to interpret or apply the provisions of the Policy, and the arbitrator shall have the power to compel attendance of witnesses at the hearing.  The arbitrator shall be appointed upon mutual agreement of the Corporation and the Executive pursuant to the arbitration rules referenced above.  Once an Executive commences arbitration proceedings, the Executive shall not be permitted to terminate the arbitration proceedings without the express written consent of the Corporation.  Any court having jurisdiction may enter a judgment based upon such arbitration.  All decisions of the arbitrator shall be final and binding on the Executive and the Corporation without appeal to any court.  The costs of the arbitration shall be split equally between the parties.

3.             Non-alienation of Benefits.  Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge collateralization, or attachment of any benefits under the Policy shall be valid or recognized by the Corporation.

This ERISA Attachment to the TriMas Corporation Executive Severance/Change in Control Policy has been executed as of __________, 2006.

TRIMAS CORPORATION

By: